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                                                                    Exhibit 10.8
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July 18, 1997


Mr. David M. Wurzer
311 Hartford Avenue
Wethersfield, CT 06109

Dear David:

We are thrilled that you have accepted our offer to join CuraGen. CuraGen has great strengths and enormous potential, both scientific and financial, and your addition to the policy-making team will enhance our ability to achieve our goals in a timely and professional manner.

     The purpose of this letter is to confirm the terms of our offer to you, as follows:

          1.  POSITION.
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              As of September 1, 1997, or thirty days subsequent to the closing of the acquisition of Value Health by Columbia, whichever occurs later, you shall commence your employment with CuraGen as CuraGen's Executive Vice President and Chief Financial Officer. You, Greg Went, and I will share CuraGen's primary executive and policy-making functions.

          2.  CASH COMPENSATION.
              -----------------

              You shall receive cash compensation at the annual rate of $125,000, plus such bonuses (which may represent a sizable portion of your annual salary rate) as the Board of Directors may, in its discretion, award from time to time.

              As you are aware, it is contemplated that CuraGen will conclude an initial public offering in the near future. The IPO, once concluded, will cause expanded responsibilities to be placed upon you. Accordingly, in contemplation of the `P0, the Board of Directors will review with you during the `P0 process your compensation package to be effective upon conclusion of the IPO.

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          3.  INCENTIVE COMPENSATION.
              ----------------------

              In order to provide a further incentive for you to extend your best efforts on behalf of CuraGen, the Board of Directors will grant to you an option to purchase 100,000 shares of CuraGen Common Stock, exercisable at a price of $7.50 per share. The stock option plan and a form of option agreement accompany this letter. The option agreement will provide for certain restrictions in your ability to exercise such option and in particular will provide that the options will vest as follows: you will have the right to elect to purchase 20,000 shares immediately upon commencement of your employment, and 20,000 shares on each of the four subsequent anniversary dates of the commencement of your employment. Further, the option agreement shall provide that in the event of a change of control of CuraGen (for example, an acquisition of CuraGen), the remaining non-vested options shall vest.

              In the future, options may be granted to you by the Board of Directors taking into account CuraGen's and your respective performance, which options may equal, in terms of exercise price, up to 100% of your then current annual rate of cash compensation.

Please feel free to call me, Greg, or Ford Goldman (617-348-1708) if you have further comments or inquiries.

As we continually point out to you and others, we are striving to make CuraGen not only a tremendous business success, but a tremendous scientific and engineering success as well, something that we can all be proud of.

If the foregoing is in conformity with your understanding, would you kindly sign below where indicated.

Very truly yours,

CURAGEN CORPORATION


/s/  Jonathan M. Rothberg
President

The foregoing is in conformity with my understanding as of this 18th day of July, 1997.

/s/ David M. Wurzer

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